Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "STEALTH AIR CORP.", FILED IN THIS OFFICE ON THE THIRD DAY OF MARCH, A.D. 2017, AT 3:25 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5956890 8100
SR# 20171581272

Authentication: 202140949
Date: 03-03-17

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:25 PM 03/03/2017
FILED 03:25 PM 03/03/2017
SR 20171581272 - File Number 5956890

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

Stealth Air Corp.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

The amount of the total stock of this corporation is authorized to issue is 80,000,000 shares with a par value of $0.000001 per share, of which 79,000,000 shares shall be designated common stock and 1,000,000 shall be designated preferred shares per the attached

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 3 day of March, 2017.

By: ______________________
Authorized Officer

Title: CEO

Name: Ezra Green
Print or Type

Attachment to Certificate of Amendment of Articles of Incorporation of Stealth Air Corp.

From the 1,000,000 preferred shares authorized by the Company, the Company's Board of Directors is authorized to, by written resolution, (1) designate wholly unissued series of preferred stock, (2) direct the issuance of the preferred stock in one or more series, (3) fix the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any wholly unissued series of the preferred stock, (4) fix the number of shares for any wholly unissued series of preferred stock, and (5) increase or decrease the number of shares of any wholly unissued series of preferred stock.